Exhibit 10(a)
Amendments to Directors Stock Compensation and Deferral Plan
Effective September 23, 2008, the Wells Fargo & Company Directors Stock Compensation and Deferral Plan is amended as follows:
1.	Article I (Purpose, History and Effective Dates): A new Section D is added to read as follows:
D.	Discontinuation of Stock Option and Formula Stock Award Programs and Expansion of Deferral Program.

Pursuant to action taken by the Committee on September 23, 2008, no future awards may be granted under the stock option and formula stock award programs described in Articles IV and V of the Plan other than reload stock options granted in accordance with Section B.3 of Article IV. Also effective September 23, 2008, the Committee amended the Plan to authorize the deferral of Common Stock awards to Non-Employee Directors granted under the Company’s Long-Term Incentive Compensation Plan. Consistent with Section C above, the Committee does not intend for such amendment to modify, and such amendment shall not modify, Deferral Account balances attributable to amounts earned and vested prior to January 1, 2005.
2.	Article II (Definitions): A new term “LTICP Stock Award” is added, and the existing terms “Deferral Election,” “Deferred Stock Account,” “Effective Date” and “Eligible Compensation” are revised to read as follows:

LTICP Stock Award	Any award of Common Stock granted to a Non-Employee Director under the Company’s Long-Term Incentive Compensation Plan the delivery of which may be deferred by the Non-Employee Director in accordance with the terms of such award.

Deferral Election	An irrevocable election by a Non-Employee Director to defer receipt of Eligible Compensation. Separate Deferral Elections shall be required for the deferral of Formula Stock Awards or LTICP Stock Awards and the deferral of any other Eligible Compensation. Deferral Elections applicable to Eligible Compensation for a Deferral Year shall not apply to Eligible Compensation for any other Deferral Year.

Deferred Stock Account	A sub-account of a Deferral Account created for a Deferral Year (i) to which the Deferral Participant may allocate all or a portion of that Deferral Year’s deferred Cash Compensation and any other Eligible Compensation that the Board deems allocable to this subaccount, and (ii) to which the Plan automatically allocates all of that Deferral Year’s deferred Formula Stock Award or deferred LTICP Stock Award. The sub-account to which any deferred Retirement Conversion Amounts was credited under a Prior Plan also is a Deferred Stock Account.

Effective Date	April 22, 2003, which was the date that the Plan was approved by the Company’s stockholders.

Eligible Compensation	Eligible compensation includes Cash Compensation, Formula Stock Awards, LTICP Stock Awards, Retirement Conversion Amounts and any other compensation that, prior to the beginning of a Deferral Year, the Board has designated as Eligible Compensation for that Deferral Year.
3.	Article VI (Deferral Program): Sections B.1., B.3.a., B.3.b., and C.2. are amended to read as follows:
B.1.	Content. A Deferral Election shall indicate i) the amount of Eligible Compensation for the Deferral Year to be deferred, ii) the allocation of deferred Cash Compensation (and any other Eligible Compensation that the Board deems allocable) between the Deferred Cash Account and the Deferred Stock Account, iii) when distribution of the deferred amounts will commence, and iv) the form of distribution. Separate Deferral Elections shall be required for the deferral of Formula Stock Awards or LTICP Stock Awards and the deferral of other Eligible Compensation.

B.3.a.	If the Deferral Election is filed before the individual becomes a Non-Employee Director, the Deferral Election shall apply to all Eligible Compensation earned after the Deferral Election is filed and during the Deferral Year in which the Deferral Election is filed, including Cash Compensation, Formula Stock Awards and LTICP Stock Awards.

B.3.b.	If the Deferral Election is filed after the individual first becomes a Non-Employee Director but not more than thirty days after that event, the Deferral Election shall apply only to Cash Compensation earned in calendar quarters during the Deferral Year in which the Deferral Election is filed that begin after the calendar quarter in which the Deferral Election is filed. (For example, if an individual who becomes a new Non-Employee Director on May 22nd files a Deferral Election on June 17th, that Deferral Election will apply only to Cash Compensation for service from July 1st through December 31st of the year in which the Deferral Election is filed. It will not apply to any Formula Stock Award or LTICP Stock Award earned for that year.) Any Deferral Election subject to this subparagraph b that is filed later than September 30th of the year of filing will have no effect.

C.2.	Cash/Stock Election. A Deferral Participant must elect, at the time of his or her Deferral Election, to allocate deferred Cash Compensation (and any other Eligible Compensation that the Board deems allocable) between the Deferred Cash Account and the Deferred Stock Account for the Deferral Year. Formula Stock Awards and LTICP Stock Awards will be credited only to the Deferred Stock Account for the Deferral Year. Retirement Conversion Amounts were required under the Prior Plan to be credited to a Deferred Stock Account. Any Eligible Compensation other than Cash Compensation, Formula Stock Awards, LTICP Stock Awards and Retirement Conversion Amounts that the Board does not deem allocable shall be credited as provided by the Board.